EXHIBIT 99

Contacts:

   Public Relations - Hasbro, Inc.

   Wayne Charness: 401-727-5983

   Investor Relations - Hasbro, Inc.

   Karen Warren: 401-727-5401

   Public Relations –

   Infogrames Entertainment

   Cecile Sornay:+ 33(6) 88 21 86 37

HASBRO REACQUIRES DIGITAL GAMING RIGHTS FROM INFOGRAMES FOR $65 MILLION

Infogrames Granted Licenses to 10 Hasbro Franchises

PAWTUCKET, RI, LYON, FRANCE June 9, 2005—Hasbro, Inc. (NYSE: HAS) and Infogrames Entertainment SA (Euronext 5257) jointly announced today that Hasbro has reacquired the digital gaming rights for its properties for $65 million. These rights were previously held by Infogrames on an exclusive basis as a result of a license agreement entered into concurrently with their purchase of Hasbro Interactive and Games.com from Hasbro in December of 2000.  As part of the transaction announced today, Hasbro and Infogrames have entered into a new licensing arrangement that provides Infogrames with the rights for 10 Hasbro franchises, including DUNGEONS and DRAGONS and MONOPOLY.

Under the new agreement;

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Infogrames is granted exclusive rights to DUNGEONS AND DRAGONS in all interactive formats for the next ten years. Three new games are planned to release in 2005 and 2006 by Atari: D&D Online, NeverWinter Nights 2 and Dragonshard.

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Infogrames has also secured an exclusive, 7-year license on nine major Hasbro properties, covering wireless, Internet (online games) and interactive television formats. The games are MONOPOLY, SCRABBLE, GAME OF LIFE, BATTLESHIP, CLUE, YATZHEE, SIMON, RISK AND BOGGLE.

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Hasbro reacquires the digital gaming rights to all of its’ properties including TRANSFORMERS, MY LITTLE PONY, TONKA, MAGIC; THE GATHERING, CONNECT FOUR,CANDYLAND AND PLAYSKOOL, as well as hundreds more of its worldwide brands for maximizing across all platforms.

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Infogrames will keep the right to sell and distribute certain currently sold Hasbro titles during a transition period.

 “We think this is a great move for both companies,” said Alfred J. Verrecchia, President and Chief Executive Officer of Hasbro, Inc. “This new agreement allows Hasbro to fully exploit its’ brands in a wide variety of growth platforms including next generation consoles, around the world, while at the same time giving Infogrames the rights to 10 popular Hasbro brands.”

“This agreement is consistent with our objective of providing more resources for the Group’s growth, while concentrating on brands with a significant potential, and investing in Atari’s new products. By securing a ten-year license to DUNGEONS AND DRAGONS and obtaining seven-year rights to nine major properties for wireless, Internet (online games) and interactive television formats, we have strengthened our relationship with Hasbro and taken steps in anticipation of technological developments in our industry,” commented Bruno Bonnell, Infogrames Chairman and Chief Creative Officer.

“We are delighted to further continue our partnership with Infogrames.” said Jane Ritson Parsons, President of the Hasbro Properties Group. “With a built in revenue stream from this new licensing arrangement with Infogrames and the potential to further develop some of our marquis brands like Transformers, My Little Pony and Magic: the Gathering on all digital gaming formats around the world, we are very excited about the possibilities.”

About Hasbro, Inc.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.  ©2004 Hasbro, Inc.  All Rights Reserved.

About Infogrames Entertainment and Atari:
Infogrames Entertainment (IESA), the parent company of the Atari Group, is listed on the Paris Euronext stock exchange (ISIN code: FR-0000052573) and has two principal subsidiaries: Atari Europe, a privately-held company, and Atari, Inc., a United States corporation listed on NASDAQ (ATAR).

The Atari Group is a major international producer, publisher and distributor of interactive entertainment software for all market segments and in all existing game formats (Microsoft, Nintendo and Sony) and on CD-ROM for PC. Its games are sold in more than 60 countries.

The Atari Group's extensive catalogue of popular games is based on original franchises (Driver, Alone in the Dark, V-Rally, Unreal Tournament, Test Drive, Roller Coaster Tycoon, etc.) and international licenses (Matrix, Dragon Ball Z, Dongeons 1 Dragons, ...).

For more information: <http://www.atari.com/>

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning expectations for future business prospects and may be identified by the use of forward-looking words or phrases such as “think”, "anticipate," and "believe.”  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Hasbro’s and Infogrames’ actual actions or results may differ materially from those expected or anticipated in forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, Hasbro’s and Infogrames’ ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; and other risks and uncertainties as may be detailed from time to time in public announcements and SEC filings. Hasbro and Infogrames undertake no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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